INVESTMENT ADVISORY AGREEMENT


      AGREEMENT made as of this (_____) day of June, 1998 by and between MERRILL LYNCH MERRILL LYNCH FUNDS FOR INSTITUTIONS SERIES, a Massachusetts business trust (the "Trust"), with respect to MERRILL LYNCH RATED INSTITUTIONAL FUND, a series of the Trust (the "Fund"), and FUND ASSET MANAGEMENT, L.P., a Delaware corporation (the "Adviser");

      W I T N E S S E T H: WHEREAS, the Trust is engaged in business as a diversified open-end management investment company and is registered as such under the Investment Company Act of 1940 (the "1940 Act");

      WHEREAS, the Adviser is engaged principally in rendering advisory services and is registered as an investment adviser under the Investment Advisers Act of 1940; and

      WHEREAS, the Trust desires to retain the Adviser to render investment supervisory and corporate administrative services to the Fund in the manner and on the terms hereinafter set forth;

      NOW, THEREFORE, in consideration of the premises and the covenants hereinafter contained, the Trust and the Adviser hereby agree as follows:

      ARTICLE 1. Duties of the Adviser. The Trust hereby employs the Adviser to act as the manager and investment adviser of the Fund and to furnish, or to arrange for affiliates to furnish, the Fund with investment advisory and administrative service and to administer its affairs, subject to the supervision of the Board of Trustees of the Trust for the period and on the terms and conditions set forth in this Agreement. The Adviser hereby accepts such employment and agrees during such period, at its own expense, to render the services and to assume the obligations herein set forth for the compensation provided for herein. The Adviser shall for all purposes herein be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust in any way or otherwise be deemed an agent of the Trust.

      (a) Investment Advisory Services. In acting as investment adviser to the Fund, the Adviser shall regularly provide the Fund with such investment research, advice and supervision as the latter may from time to time consider necessary for the proper supervision of its assets and shall furnish continuously an investment program and shall determine from time to time what securities shall be purchased, sold or exchanged and what portion of the assets of the Fund shall be held in the various securities in which the Fund may invest, subject always to the restrictions of the Trust's Declaration of Trust and By-Laws, as amended from time to time, the provisions of the 1940 Act, and the statements relating to the Fund's investment objectives, investment policies and investment restrictions as the same are set forth in the currently effective Prospectus and Statement of Additional Information of the Fund under the Securities Act of 1933 (the "Prospectus"). Should the Board of Trustees of the Trust at any time, however, make any definite determination as to investment policy and notify the Adviser thereof in writing, the Adviser shall be bound by such determination for the period, if any, specified in such notice or until similarly notified that such determination has been revoked. The Adviser shall take, on behalf of the Fund, all actions which it deems necessary to implement the investment policies determined as provided above, and in particular to place all orders for the purchase or sale of portfolio securities for the Fund's account with brokers or dealers selected by it, and to that end, the Investment Adviser is authorized as the Agent of the Fund to give instructions to the Custodian of the Fund as to deliveries of securities and payments of cash for the account of the Fund. In connection with the selection of such brokers or dealers and the placing of such orders, the Adviser is directed at all times to seek to obtain execution and prices within the policy guidelines determined by the Board of Trustees and set forth in the Prospectus. Subject to this requirement and the provisions of the 1940 Act, the Securities Exchange Act of 1934, and other applicable provisions of law, nothing shall prohibit the Adviser from selecting brokers or dealers with which it or the Trust is affiliated if permitted by applicable law or regulation.



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      (b) Administrative Services. In addition to the performance of investment advisory services, the Adviser shall perform, or supervise the performance of, administrative services in connection with the management of the Fund, including processing share orders, administering shareholder accounts and handling shareholder relations. In this connection, the Adviser agrees to (i) assist in supervising all aspects of the Fund's operations, including the coordination of all matters relating to the functions of the custodian, transfer agent, other shareholder service agents, accountants, attorneys and other parties performing services or operational functions for the Fund, (ii) provide the Fund, at the Adviser's expense, with the services of persons competent to perform such administrative and clerical functions as are necessary in order to provide, effective administration of the Fund, and (iii) provide the Fund, at the Adviser's expense, with adequate office space and related services necessary for its operations as contemplated in this Agreement. The Trust agrees that the Adviser may arrange for the provision of services and the performance of functions referred to in this subsection (b) by Merrill Lynch Funds Distributor, Inc., or other affiliates of Merrill Lynch & Co., Inc.

      (c) Notice Upon Change in Partners of Investment Adviser. The Investment Adviser is a limited partnership and its limited partner is Merrill Lynch & Co., Inc. and its general partner is Princeton Services, Inc. The Investment Adviser will notify the Fund of any change in the membership of the partnership within a reasonable time after such change.

      ARTICLE 2. Allocation of Charges and Expenses.

      (a) The Adviser. The Adviser assumes and shall pay for maintaining the staff and personnel, and shall at its own expense provide the equipment, office space and facilities necessary to perform its obligations under this Agreement, and shall pay all compensation of officers of the Trust and of all Trustees of the Trust who are affiliated persons of Merrill Lynch & Co., Inc. or its subsidiaries.

      (b) The Trust. The Trust assumes and shall pay all expenses of the Fund, including, without limitation: organizational costs, taxes, shareholder servicing costs, expenses for legal and auditing services, costs of printing proxies, stock certificates, shareholder reports and prospectuses and statements of additional information (except to the extent paid by the Distributor), charges of the Custodian and Transfer Agent, expenses of portfolio transactions, expenses of redemption of shares, Securities and Exchange Commission fees, expenses of registering the shares under federal and state securities laws, fees and expenses of directors who are not affiliated persons of Merrill Lynch & Co., Inc. or its subsidiaries, accounting and pricing costs (including the daily calculation or net asset value), insurance, interest, brokerage costs, litigation and other extraordinary or non-recurring expenses, and other expenses properly payable by the Trust. It is also understood that the Fund will reimburse the Adviser for its costs in providing accounting services to the Fund. The Distributor will pay certain of the expenses of the Fund in connection with the continuous offering of Fund shares.

      ARTICLE 3. Compensation of the Adviser. For the services rendered, the facilities furnished and expenses assumed by the Adviser, the Trust shall pay the Adviser at the end of each calendar month a fee at an annual rate of 0.20% of the average daily value of the net assets of the Fund, as determined and computed in accordance with the description of the determination of net asset value contained in the Prospectus. During any period when the determination of net asset value is suspended by the Board of Trustees of the Trust, the net asset value as of the last business day prior to such suspension shall for this purpose be deemed to be the net asset value at the close of each succeeding business day until it is again determined.

      ARTICLE 4. Limitation of Liability of Trustees, Shareholders, Officers, Employees and Agents. The Declaration of Trust establishing the Trust, dated May 7, 1987, a copy of which, together with all amendments thereto (the "Declaration"), is on file in the office of the Secretary of the Commonwealth of Massachusetts, provides that the name "Merrill Lynch Funds For Institutions Series" refers to the Trustees under the Declaration collectively as Trustees, but not as individuals or personally; and no Trustee, shareholder, officer, employee or agent of the Trust may be held to any personal liability, nor may resort be had to their private property for the satisfaction of any obligation or claim or otherwise in connection with the affairs of said Trust but the Trust Property only shall be liable.



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



      ARTICLE 5. Limitation of Liability of the Adviser. The Adviser shall not be liable for any error of judgment or mistake of law or for any loss suffered by the Trust in connection with any investment policy or the purchase, sale or redemption of any securities on the recommendation of the Adviser. Nothing herein contained shall be construed to protect the Adviser against any liability to the Trust or its security holders to which the Adviser shall otherwise be subject by reason of willful misfeasance, bad faith, gross negligence in the performance of its duties on behalf of the Trust, reckless disregard of the Adviser's obligations and duties under this Agreement or the violation of any applicable law. As used in this Article 5, the term "Adviser" shall include any affiliates of the Adviser performing services for the Trust contemplated hereby and directors, officers and employees of the Adviser and such affiliates.

      ARTICLE 6. Activities of the Adviser. The services of the Adviser under this Agreement are not to be deemed exclusive, and the Adviser and its affiliates shall be free to render similar services to others so long as its services hereunder are not impaired thereby. It is understood that trustees, officers, employees and shareholders of the Trust are or may become interested in the Adviser and its affiliates, as directors, officers, employees or shareholders or otherwise of the Adviser and are or may become similarly interested in the Trust, and that the Adviser and its affiliates are or may become interested in the Trust as shareholder or otherwise.

      ARTICLE 7. Duration and Termination of this Agreement. This Agreement shall become effective as of the date first above written and shall remain in force until June __, 2000 and thereafter, but only so long as such continuance is specifically approved at least annually by (i) the Board of Trustees of the Trust, or by the vote of a majority of the outstanding voting securities of the Fund, and (ii) by the vote of a majority of those Trustees who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

      This Agreement may be terminated at any time, without the payment of any penalty, by the Board of Trustees of the Trust or by vote of a majority of the outstanding voting securities of the Fund on sixty days' notice to the Adviser, or by the Adviser, on sixty days' written notice to the Trust. This Agreement shall automatically terminate in the event of its assignment.

      ARTICLE 8. Amendments of this Agreement. This Agreement may be amended by the parties only if such amendment is specifically approved by (i) the vote of a majority of the outstanding voting securities of the Fund, and (ii) the vote of a majority of those Trustees of the Trust who are not parties to this Agreement or interested persons of any such party cast in person at a meeting called for the purpose of voting on such approval.

      ARTICLE 9. Definition of Certain Terms. The terms "vote of a majority of the outstanding voting securities", "assignment", "interested person" and "affiliated person", when used in this Agreement, shall have the respective meanings specified in the 1940 Act.

      ARTICLE 10. Governing Law. The provisions of this Agreement shall be construed and interpreted in accordance with the laws of the State of New York as at the time in effect and the applicable provisions of the 1940 Act. To the extent that the applicable law of the State of New York, or any of the provisions herein, conflicts with the applicable provisions of the 1940 Act, the latter shall control.



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


      IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the day and year first above written.


                                     MERRILL LYNCH FUNDS FOR INSTITUTIONS SERIES


                                     By
                                        ----------------------------------------
                                     Name:
                                     Title:

Attest:


By
    ------------------
Name:
Title:


                                     FUND ASSET MANAGEMENT, L.P.

                                     By:  Princeton Services, Inc.,
                                           General Partner


                                     By
                                        ----------------------------------------
                                     Name:
                                     Title:

Attest:


By
    -------------------
Name:
Title:


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